Exhibit 99.1

    Education Management Corporation Reports Fiscal 2004 Fourth Quarter and
                              Fiscal Year Results


    PITTSBURGH, Aug. 3 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the fourth quarter and twelve months ended June 30, 2004. For the quarter, net revenues increased 32.4% to $215.9 million and net income grew 63.7% to $14.9 million, or $0.20 cents per diluted share. For the twelve months ended June 30, 2004, revenues rose 33.3% to $853.0 million and net income grew 36.8% to $77.0 million, or $1.03 per diluted share.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are pleased to report another fiscal year of strong financial results. Enrollment growth on a same school basis remains at historically high levels and the recent opening of The Art Institute of Ohio - Cincinnati and the introduction of online programs at South University both met our expectations. For fiscal year 2005, we believe EDMC will deliver the consistent financial performance that investors have grown to expect."


    Financial highlights:

     - Revenues for the three months ended June 30, 2004 increased 32.4% to $215.9 million, compared to $163.1 million for the same period a year ago. For the twelve months ended June 30, 2004, revenues rose 33.3% to $853.0 million, compared to $640.0 million for the comparable twelve-month period last year. Current year student enrollment and revenues reflect the acquisitions of South University and American Education Centers. Revenue growth in the fourth quarter of fiscal 2004 resulted from a 36.8% increase in total student enrollment, which includes the beneficial impact of the acquisitions, and an increase of approximately 6% in average tuition rates. Average revenue per student declined slightly in the quarter compared to the prior year period due to the recent acquisitions. Total enrollment at the start of the fourth quarter of fiscal 2004 was 57,141 students compared to 41,767 students for the same period last year.
     - Fourth quarter income before interest and taxes (operating income), which also benefited from the aforementioned acquisitions and organic growth, rose 64.6% to $25.8 million from $15.7 million for the same period a year ago. For fiscal 2004, operating income rose 43.4% to $133.0 million compared with $92.7 million in the prior year. The consolidated operating margin improved 233 and 110 basis points for the quarter and fiscal year, respectively. The improvement in consolidated operating margin was due in part to greater operating leverage and lower employee health benefit expense, including a fourth quarter adjustment of $1.6 million as the estimates of incurred but not reported claims used during the prior quarters were found to be higher than the amounts determined at June 30, 2004.
     - The effective tax rates for the 2004 fiscal fourth quarter and year were 41.3% and 41.0% respectively, up from 40.7% and 38.5% in the comparable prior year periods. The fiscal 2004 provision reflects higher state and foreign tax expense. A charge of $2.2 million was recognized in the fourth quarter to fully reserve the Company's Canadian net deferred tax assets, as prescribed by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". This reserve, which resulted from the Company's losses in Canada, does not affect the ability to utilize and realize the deferred tax assets in the future. The reserve may be reversed in a future period based on consideration of all available evidence as prescribed in SFAS 109.
     - Net income for the quarter grew 63.7% to $14.9 million, or $0.20 per diluted share, compared to $9.1 million, or $0.12 per diluted share, in the fourth quarter last year. For fiscal 2004, net income rose 36.8% to $77.0 million, or $1.03 per diluted share, compared to $56.3 million, or $0.77 per diluted share in the prior fiscal year.
     - At June 30, 2004, the Company had cash and cash equivalents of $116.7 million and short term revolving credit borrowing of $125.1 million, compared to $89.0 million and $35.0 million, respectively at June 30, 2003. Cash flow from operations for the twelve-month period ending June 30, 2004 was $160.6 million compared to $79.4 million last fiscal year. Fiscal 2004 cash flow was significantly higher due in part to improved net income and higher non-cash charges, accrued liabilities and advanced payments. In addition, the timing of The Art Institutes' summer start in 2003 required financial aid to be paid in July 2003. In spite of higher fourth quarter net income in the current year, cash flow from operations was more negative because of this year's sharp increase in the third quarter advance payment of student financial aid funds.
     - Capital expenditures for fiscal year 2004 totaled $80.8 million on an accrual basis compared to $76.9 million in the prior year period.

    Student Enrollment

    At the start of the current summer quarter (first quarter of fiscal 2005), total enrollment at EDMC's schools was 53,073 students, a 32.8% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 14.8% to 45,893 students. Students taking 100% of their coursework online increased 118.5% to 1,940 students.



                                                2005        2004          %
                                               Summer      Summer       Change
    Total enrollment                           53,073      39,977       32.8%
    Same-school enrollment
     (owned for 1 year or more)                45,893      39,977       14.8%
    Same-school enrollment
     (owned for 2 years or more)               43,284      37,761       14.6%

    Students taking 100% of their
     coursework online                          1,940         888      118.5%


    The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.


    Business Outlook

    For the first fiscal quarter, the Company estimates revenue growth of approximately 25% and diluted EPS of $0.08. For the fiscal year ending
June 30, 2005, the Company projects revenue growth of approximately 19% and diluted EPS of approximately $1.25.


    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2004 fourth quarter and year to date results tomorrow at 10:30 a.m. (Eastern
Time). Those wishing to participate in this call should dial 303-262-2140 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

    Education Management Corporation ( www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 58,000 as of fall 2003. EDMC has 67 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.



                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                             For the three months      For the fiscal year
                               ended June 30,            ended June 30,
                                (unaudited)

                              2004        2003         2004         2003

    Net revenues           $215,913     $163,057     $853,019    $640,027

    Costs and expenses:
     Educational services   144,719      114,228      546,132     417,557
     General and
      administrative         43,695       31,972      166,990     125,294
     Amortization
      of intangible assets    1,718        1,192        6,911       4,443
                            190,132      147,392      720,033     547,294

    Income before
     interest and taxes      25,781       15,665      132,986      92,733
     Interest expense, net      382          301        2,475       1,282

    Income before
     income taxes            25,399       15,364      130,511      91,451
     Provision for
      income taxes           10,490        6,257       53,497      35,174

    Net income              $14,909       $9,107      $77,014     $56,277

    Diluted earnings
     per share*               $0.20        $0.12        $1.03       $0.77

    Weighted average
     number of diluted shares
      outstanding (000's):*  75,594       74,120       74,870      73,018

    * Prior periods adjusted to reflect a 2-for-1 stock split on December 22,
      2003


    Selected Cash Flow Data

                                For the three months       For the fiscal
                                  ended June 30,           year ended June 30,
                                    (unaudited)

                                    2004      2003         2004        2003

    Net cash flows
     provided by (used in)
     operations                  $(43,249)  $(34,261)    $160,617     $79,387
    Depreciation and
     amortization                  14,966     14,477       55,287      44,920
    Capital expenditures          (15,011)   (13,071)     (80,703)    (80,809)

    Net cash paid for
     acquisitions                    -          (174)    (157,777)    (23,661)


    Selected Consolidated Balance Sheet Data:

                                                         As of June 30,
                                                      2004           2003
    Cash and cash equivalents                       $116,728       $ 88,957
    Receivables, net                                  52,196         40,641
    Current assets                                   204,818        161,022
    Total assets                                     827,763        577,595
    Current liabilities                              279,105        140,201
    Long-term debt (including current portion)       139,560         38,500
    Shareholders' investment                         530,582        427,779

    Certain amounts from prior periods have been reclassified to conform with the current presentation.


     FOR:  Education Management Corporation
           COMPANY CONTACTS:
           Robert McDowell
           Executive Vice President and Chief Financial Officer
           (412) 562-0900
           James Sober, CFA
           Vice President, Investor Relations
           (412) 995-7684



SOURCE  Education Management Corporation
    -0-                             08/03/2004
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU ART
SU:  ERN ERP CCA MAV